SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Sohu.com Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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April 30, 2007

Dear Sohu.com stockholders:

You are cordially invited to attend Sohu.com Inc.’s Annual Meeting of Stockholders to be held at our offices at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, June 8, 2007 at 10:00 a.m., Beijing time.

Accompanying this letter are the official Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy. The matters listed in the Notice of Annual Meeting of Stockholders are described in detail in the Proxy Statement. At this year’s Annual Meeting, we are asking stockholders to elect five directors, four of whom shall serve for a two-year term and one of whom shall serve until our 2008 Annual Meeting of Stockholders or in each case until their earlier death, resignation or removal, and to ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors. The Board of Directors recommends that you vote FOR the election of the director nominees and FOR the ratification of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors. Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Every stockholder’s vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating, and returning the enclosed proxy card and mailing it in the envelope provided. For stockholders mailing from within the United States, the postage is prepaid. Please complete and submit your proxy even if you plan to attend the meeting in person.

We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

Charles Zhang
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SOHU.COM INC.
TO BE HELD JUNE 8, 2007
10: 00 a.m. BEIJING TIME

April 30, 2007

To the Stockholders of Sohu.com Inc.:

We hereby notify you that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sohu.com Inc. will be held at our offices at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, June 8, 2007 at 10:00 a.m., Beijing time, for the purpose of considering and acting upon the following matters, all as described in the accompanying Proxy Statement:

1)
To elect five directors, four of whom shall serve for a two-year term and one of whom shall serve until our 2008 Annual Meeting of Stockholders, or in each case until their earlier death, resignation or removal;

2)	To ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors for the fiscal year ending December 31, 2007; and

3)	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have not received notice of other matters that may be properly presented at the Annual Meeting. Our Board of Directors has set the close of business on Wednesday, April 18, 2007, as the record date for the purpose of determining the stockholders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote, at the Annual Meeting.

Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the return envelope provided. Alternatively, if you have shares registered directly with our transfer agent, The Bank of New York, you may choose to vote those shares via the Internet at The Bank of New York’s voting Web site (https://www.proxypush.com/sohu), or you may vote telephonically by calling The Bank of New York at 1-866-474-8637 (within the U.S. and Canada only, toll free) or at 1-212-785-0078 (outside the U.S. and Canada). If your Sohu shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may be able to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the Proxy Statement for further details. You are cordially invited to attend the meeting.

By order of the Board of Directors,

Timothy B. Bancroft
Secretary

Table of Contents

Proxy Statement	1

Proposal I. Election of Directors	3

General Information Relating to the Board of Directors	5

Beneficial Ownership of Common Stock	9

Section 16(a) Beneficial Ownership Reporting Compliance	10

Transactions with Related Persons	11

Audit Committee Report	12

Executive Compensation	14

Executive Officers	14

Compensation Discussion and Analysis	15

Compensation Committee Report	16

Summary Compensation Table	24

Grants of Plan-Based Awards	26

Outstanding Equity Awards at Fiscal Year-End	29

Option Exercises and Stock Vested	31

Pension Benefits	31

Potential Payments Upon Termination or Change-in-Control	31

Director Compensation	36

Compensation Committee Interlocks and Insider Participation	37

Proposal II. Ratification of Appointment of Independent Auditors	37

Principal Accountant Fees, Services and Pre-Approval Process	38

Miscellaneous	39

SOHU.COM INC.
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084, People’s Republic of China
(011) 8610-6272-6666

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2007
10:00 a.m. BEIJING TIME

PROXY STATEMENT

This Proxy Statement is furnished to our stockholders in connection with the solicitation by our Board of Directors of our proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, June 8, 2007 at 10:00 a.m., Beijing time, and at any adjournment or postponement thereof. This Proxy Statement, notice of meeting and the accompanying proxy card are first being mailed to our stockholders eligible to vote at the meeting on or about May 4, 2007. Our Annual Report to Stockholders for the fiscal year ended December 31, 2006 is being mailed to our stockholders eligible to vote at the meeting with this Proxy Statement, but does not constitute a part of the Proxy Statement.

If proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

FOR the election of the nominees for directors named herein; and

FOR the ratification of the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PricewaterhouseCoopers”) as our independent auditors for the fiscal year ending December 31, 2007.

In addition, if other matters come before the Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their judgment with respect to those matters. You have the power to revoke your proxy at any time prior to its exercise by filing with our Chief Financial Officer an instrument revoking it, by delivering an executed proxy bearing a later date prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

Expenses and Solicitation

We will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone and/or telegram by our directors, officers and employees, without additional compensation for such solicitation activities. We have made arrangements with The Bank of New York, 101 Barclay Street, Floor 11E, New York, NY 10286 and Georgeson Shareholder, 219 Murray Hill Parkway, East Rutherford, NJ 07073 to forward solicitation materials to record holders of our shares of common stock and the beneficial owners of our shares of common stock held of record by brokers, banks, or other nominees. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending out proxy materials to beneficial owners of shares of our common stock held in their respective names. The estimated cost of soliciting proxies is not expected to exceed $100,000.

Voting Procedures

Only stockholders of record on our books at the close of business on April 18, 2007, the record date relating to the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the director nominees and one vote on the ratification of the appointment of PricewaterhouseCoopers as our independent auditors. Under our Amended and Restated By-laws, the presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions and broker non-votes are not counted in determining the number of votes cast. The election of directors requires a plurality of the votes cast in person or by proxy. The nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of the directors at the Annual Meeting will be elected as directors. The ratification of the appointment of PricewaterhouseCoopers as our independent auditors requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting.

As of the close of business on April 18, 2007, there were 36,831,406 shares of our common stock outstanding.

Proposal I. Election of Directors

Our Board of Directors (our “Board”) is divided into two classes, with each class holding office for a term of two years and the term of one class expiring each year. All directors will hold office until their successors have been duly elected and qualified or until their earlier death, resignation or removal. In April 2007, Dr. Zhonghan Deng was appointed as a director to the class whose term expires at the 2008 Annual Meeting of Stockholders, filling a vacancy created by the April 1, 2007 resignation of Ms. Mary Ma. Under our Amended and Restated By-laws, if a director from any class resigns and our Board appoints a successor director, such director must stand for re-election at our first Annual Meeting of Stockholders following such appointment, regardless of the class to which the successor director was elected. Therefore, pursuant to our Amended and Restated By-laws, Dr. Deng will stand for re-election at the Annual Meeting for a term that will expire at the 2008 Annual Meeting of Stockholders. Our Board has fixed the number of directors to constitute the full Board for the ensuing year at six, four of whom are to be elected at the Annual Meeting for a term expiring at the 2009 Annual Meeting of Stockholders, one of whom is to be elected at the Annual Meeting for a term expiring at the 2008 Annual Meeting of Stockholders, and one other director whose term expires at the 2008 Annual Meeting of Stockholders.

At the recommendation of our Nominating Committee of our Board, our Board has nominated Dr. Charles Zhang, Mr. Charles Huang, Dr. Dave Qi and Mr. Shi Wang for election in the class of directors to be elected at the Annual Meeting whose term will expire in 2009, and Dr. Zhonghan Deng for election in the class of directors to be elected at the Annual Meeting whose term will expire in 2008. Unless you indicate otherwise on your proxy, the proxies received will be voted in favor of the election of Dr. Charles Zhang, Mr. Charles Huang, Dr. Dave Qi, Mr. Shi Wang and Dr. Zhonghan Deng to serve as directors.

Our Board knows of no reason why each of the nominees would be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of substitute nominee(s) selected by our Board, or for fixing the number of directors at a lesser number. The proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The five nominees receiving a plurality of the votes cast by the stockholders represented at the Annual Meeting, in person or by proxy, will be elected as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF DR. CHARLES ZHANG, MR. CHARLES HUANG, DR. DAVE QI, MR. SHI WANG AND DR. ZHONGHAN DENG

The table below sets forth certain information with respect to the nominees for election to our Board of Directors and those directors whose terms of office will continue after the Annual Meeting. All of the nominees for election as directors are currently serving on our Board.

Dr. Charles Zhang Chairman of our Board and Chief Executive Officer. 42 years old. Director since 1996.
Dr. Zhang is our Founder and has been Chairman of our Board and Chief Executive Officer since August 1996. Dr. Zhang also served as President from August 1996 until July 2004. Prior to founding Sohu, Dr. Zhang worked for Internet Securities Inc. and helped establish its China operations. Prior to that, he worked as Massachusetts Institute of Technology’s liaison officer with China. Dr. Zhang has a Ph.D in experimental physics from Massachusetts Institute of Technology and a Bachelor of Science degree from Tsinghua University in Beijing. Dr. Zhang is a native of the People’s Republic of China.
Dr. Zhang’s term expires at the 2007 Annual Meeting.

Mr. Charles Huang CEO and Chairman of Netbig Education Holdings Ltd. 37 years old. Director since 2001. (1)(3)
Mr. Huang is the Founder, Chief Executive Officer and Chairman of Netbig Education Holdings Ltd., a leading education enterprise in China. Prior to founding Netbig in 1999, Mr. Huang worked as Executive Director and Head of Asia Securitization Group of Deutsche Bank, New York and Hong Kong, as well as Senior Vice President of Prudential Securities Inc., New York. He holds an M.S. degree in Computer Science from MIT and a B.S. degree from the University of Science and Technology of China. Mr. Huang is also a Chartered Financial Analyst.
Mr. Huang’s term expires at the 2007 Annual Meeting.

Dr. Dave Qi Professor of Accounting and Associate Dean, the Cheung Kong Graduate School of Business. 43 years old. Director since 2005. (1)(2)(3)
Dr. Qi is a Professor of Accounting and the Associate Dean of the Cheung Kong Graduate School of Business. He began teaching at the Cheung Kong Graduate School of Business in 2002 and was the founding Director of the Executive MBA program. Before joining Cheung Kong Graduate School of Business, Dr. Qi was an Associate Professor at the School of Accounting of the Chinese University of Hong Kong. Dr. Qi has published many articles and research essays on accounting, financial reporting, capital market and other related topics. He has a Ph.D. in accounting from the Eli Broad Graduate School of management of Michigan State University, a Master of Business Administration from the University of Hawaii at Manoa, a Bachelor of Science and a Bachelor of Arts from Fudan University. Dr. Qi is currently a member of the American Accounting Association.
Dr. Qi’s term expires at the 2007 Annual Meeting.

Mr. Shi Wang Chairman of China Vanke Co., Ltd. 56 years old. Director since 2005. (3)
Mr. Wang is the Chairman of China Vanke Co., Ltd., of which Mr. Wang was Chairman and General Manager from 1991 to 1999. He founded the Shenzhen Exhibition Center of Modern Science and Education Equipment in 1984, which is the predecessor to China Vanke Co., Ltd.. Mr. Wang is the Executive Manager of the China Real Estate Association and is Deputy Director of the City Housing Development Council of the China Real Estate Association.
Mr. Wang’s term expires at the 2007 Annual Meeting.

Dr. Zhonghan Deng Chairman and Chief Executive Officer of Vimicro Corporation. 39 years old. Director since 2007. (1)(3)
Dr. Deng is the Chief Executive Officer and Chairman of the Board of Directors of Vimicro Corporation (NASDAQ: VIMC), which he co-founded in 1999. Dr. Deng received a Ph.D. in Electrical Engineering and Computer Sciences, a M.S. degree in Economics and a M.S. degree in Physics from the University of California, Berkeley. After graduation from Berkeley, Dr. Deng worked as a research scientist for International Business Machines Corporation at the T.J. Watson Research Center in Yorktown Heights, New York.
Dr. Deng’s term expires at the at 2007 Annual Meeting

Dr. Edward B. Roberts Professor of Management of Technology at Massachusetts Institute of Technology’s Alfred P. Sloan School of Management. 71 years old. Director since 1996. (2)(3)
Dr. Roberts is the David Sarnoff Professor of Management of Technology at Massachusetts Institute of Technology’s Alfred P. Sloan School of Management. He chaired MIT’s research and educational programs in the management of technological innovation from 1967 to 1993. He also founded and chairs the MIT Entrepreneurship Center. Dr. Roberts is currently a director of Advanced Magnetics, Inc. and Medical Information Technology, Inc.. He has authored over 160 articles and eleven books, a recent one being Entrepreneurs in High Technology (Oxford University Press, 1991). Dr. Roberts received four degrees from M.I.T., including a Ph.D in 1962.
Dr. Robert’s term expires at the 2008 Annual Meeting.

(1)	member of our Audit Committee
(2)	member of our Compensation Committee
(3)	member of our Nominating Committee

GENERAL INFORMATION RELATING TO
OUR BOARD OF DIRECTORS

Our Board of Directors

Our Board held four formal meetings in the fiscal year ended December 31, 2006 and acted by written consent in lieu of meeting on three occasions. No member of our Board attended less than 75% of the total number of meetings of our Board and committees thereof upon which he or she served during 2006. All members of our Board are encouraged, but not required, to attend our annual meetings of stockholders. At our 2006 Annual Meeting of Stockholders, Dr. Charles Zhang and Mr. Shi Wang were in attendance.

Independence

Our Board has determined that Messrs. Charles Huang and Shi Wang, Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng are independent as that term is defined under Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules. In determining independence pursuant to the Nasdaq listing standards, our Board affirmatively determined whether such independent directors had any material relationship with us, or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that may interfere with the director’s ability to exercise independence. Our Board concluded that none of the independent directors had any direct or indirect material relationships with us, or any of our subsidiaries. Our Board considers what it deems to be all relevant facts and circumstances in determining the independence of its members including whether our directors have any family relationship with any executive officer or any direct or indirect interest in any of our customers or our customer agreements, whether any of our directors have any interests in or ties to any of our competitors, suppliers, or strategic business partners and whether our members meet the independence standards set by the Securities and Exchange Commission, or the SEC, and Nasdaq.

Committees of our Board of Directors

Our Board has established a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

The members of our Audit Committee currently are Dr. Dave Qi, Mr. Charles Huang and Dr. Zhonghan Deng, who are each independent as defined in the Nasdaq Stock Market listing standards applicable to audit committee members. Our Board has determined that Dr. Dave Qi is an Audit Committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee oversees our internal audit function and our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee held four meetings in 2006. Our Audit Committee and the full Board have adopted a written charter for our Audit Committee. Our Audit Committee appointed PricewaterhouseCoopers to serve as our independent auditors for the fiscal year ended December 31, 2006. The full responsibilities of our Audit Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board. We attached a copy of our Audit Committee Charter as an appendix to our Proxy Statement sent to our stockholders in connection with our 2006 Annual Meeting of Stockholders. For more information, see “Audit Committee Report.”

Compensation Committee

Our Compensation Committee currently consists of Drs. Edward B. Roberts and Dave Qi. Our Compensation Committee acted through e-mail communications among its members, and made recommendations to our Board on two occasions in 2006. Our Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock option and restricted stock unit grants under our 2000 Stock Incentive Plan, as amended, and otherwise determines compensation levels and performs such other functions regarding compensation as our Board may delegate to our Compensation Committee. Our Compensation Committee does not have a written charter. Our Compensation Committee designed an executive compensation program in order to reward excellent performance and retain talented executive officers through a combination of cash and equity incentive awards. The Compensation Discussion and Analysis below provides additional information regarding the Compensation Committee’s determination of named executive officer and director compensation levels and our Compensation Committee’s policies and procedures in making such determinations.

Nominating Committee

Our Nominating Committee currently consists of Messrs. Charles Huang and Shi Wang and Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng, who are each independent directors as defined in the Nasdaq Stock Market listing standards. The purpose of our Nominating Committee is to assist our Board in identifying individuals qualified to become directors under criteria approved by our Board, periodically review director compensation and benefits, recommend to our Board any proposed revisions to our corporate governance guidelines and assist our Board in assessing directors’ independence, board effectiveness, continuing education, new director orientation and committee membership. Our Nominating Committee did not taken any action in 2006. The full responsibilities of our Nominating Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board. We attached a copy of our Nominating Committee Charter as an appendix to our Proxy Statement sent to our stockholders in connection with our 2006 Annual Meeting of Stockholders.

It is a policy of our Nominating Committee that candidates for director (i) be determined to have unquestionable integrity and honesty, (ii) have the ability to exercise sound, mature and independent business judgment which is in the best interests of the stockholders as a whole, (iii) have a background and experience in fields which will compliment the talents of the other Board members, (iv) have the willingness and capability to take the time to actively participate in Board and committee meetings and related activities, (v) have the ability to work professionally and effectively with other Board members and our management, (vi) have the ability to remain on our Board long enough to make a meaningful contribution, and (vii) have no material relationships with competitors or other third parties that could create a reasonable likelihood of a conflict of interest or other legal issues.

When considering potential director nominees, our Nominating Committee also considers our Board’s current composition and our evolving needs, including expertise, diversity and balance of inside, outside and independent directors. In compiling its list of possible candidates and considering their qualification, our Nominating Committee makes its own inquiries, solicits input from other directors on our Board, and may consult or engage other sources, such as a professional search firm, if it deems appropriate.

Our Nominating Committee will consider director candidates recommended by stockholders provided the stockholders follow the procedures set forth below. There were no material changes to such procedures after we last provided this disclosure. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

In 2007, Dr. Charles Zhang, our Chief Executive Officer, Chairman of our Board, and a stockholder, recommended Dr. Zhonghan Deng to our Nominating Committee for consideration as a director.

Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board at the 2008 Annual Meeting of Stockholders may do so by submitting a written recommendation to the committee, care of Sohu.com Inc., at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, Attention: Jessica Zhang, in accordance with the procedures set forth below in this Proxy Statement under the heading “Deadline for Receipt of Stockholder Proposals.” For nominees for election to our Board proposed by stockholders to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures:

•
The candidate’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of our capital stock the candidate beneficially owns, a brief description of any direct or indirect relationships with us, and the other information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•	A signed consent of the nominee to being named as a nominee, to cooperate with reasonable background checks and personal interviews and to serve as a director, if elected; and

•
As to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of our capital stock the stockholder beneficially owns, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, a list of all other companies that the stockholder has recommended the candidate to for election as a director in that fiscal year, and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice.

Mr. Thomas Gurnee, who was an independent director as defined in the Nasdaq Stock Market listing standards, was a member of our Audit, Compensation and Nominating Committees from January 1, 2006 until June 9, 2006. Mr. Gurnee did not stand for re-election as a director at our Annual Meeting of Stockholders held on June 9, 2006 and is no longer a member of our Board or any committees.

Ms. Mary Ma, who was an independent director as defined in the Nasdaq Stock Market listing standards, was a member of our Audit and Nominating Committees from July 11, 2000 until April 1, 2007. Ms. Mary Ma is no longer a member of our Board or any committees.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2007 by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known by us to be the beneficial owner of more than 5% of our common stock (assuming conversion of all outstanding exercisable options and warrants held by that person), (ii) each current director and nominee for election as director, (iii) each named executive officer (as defined below) and (iv) all of our current directors and named executive officers as a group. Except as otherwise provided in the footnotes to this table, we believe that the persons named in this table have voting and investment power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class(1)
Charles Zhang (2)	8,566,000	23.24%
Edward Roberts (3)	829,900	2.25%
Carol Yu (4)	168,125	*
Gong Yu (5)	65,343	*
Charles Huang (6)	51,500	*
Xin (Belinda) Wang (7)	31,992	*
Shi Wang (8) .	12,500	*
Dave Qi (9)	10,000	*
Zhonghan Deng (10)	0	*
All directors, nominees and executive officers as a group (9 persons) (11).	9,735,360	26.18%
Photon Group Limited (12)	7,917,000	21.52%
_______________________________

*	Less than 1%.

(1)
Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options, restricted stock units, convertible debt or warrants held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 31, 2007. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. Such shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of each other person.

(2)
Includes (i) 72,438 shares of our common stock subject to options exercisable within 60 days of March 31, 2007 and (ii)  7,917,000 shares of our common stock beneficially owned by Photon Group Limited, of which Dr. Zhang is a Director and therefore may be deemed to be a beneficial owner of such shares. Dr. Zhang disclaims beneficial ownership of such shares. Dr. Zhang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(3)
Includes (i) 24,000 shares of our common stock subject to options held by Dr. Edward B. Roberts which are exercisable within 60 days of March 31, 2007; (ii) 309,087 shares of our common stock are held by the Dr. Edward B. Roberts Trust - 2003, dated as of October 3, 2003; and (iii) 309,000 shares of our common stock are held by the Nancy H. Roberts Trust - 2003, dated as of October 3, 2003. Dr. Roberts and his wife, Nancy Roberts, are the trustees of both trusts. Dr. Roberts’s address is 300 Boylston Street, Boston, Massachusetts 02116, U.S.A.

(4)
Includes 153,125 shares of our common stock subject to options exercisable within 60 days of March 31, 2007. Ms. Yu’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(5)
Includes 47,811 shares of our common stock subject to options exercisable within 60 days of March 31, 2007. Dr. Gong’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(6)	Includes 49,000 shares of our common stock subject to options exercisable within 60 days of March 31, 2007. Mr. Huang’s address is Suite 5206, Central Plaza, 18 Harbour Road, Hong Kong.
(7)
Includes 31,992 shares of our common stock subject to options exercisable within 60 days of March 31, 2007. Ms. Wang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(8)
Includes 10,000 shares of our common stock subject to options exercisable within 60 days of March 31, 2007. Mr. Wang’s address is Vanke Architecture Research Center, No. 68 Meilin Road, Futian District, Shenzhen 518049, People’s Republic of China.

(9)
Includes 10,000 shares of our common stock subject to options exercisable within 60 days of March 31, 2007. Dr. Qi’s address is Tower E3, Oriental Plaza, East Chang An Avenue, Beijing 100738, People’s Republic of China.

(10)	Dr. Deng’s address is 15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100083, People’s Republic of China.
(11)	Includes 398,366 shares of our common stock that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 31, 2007.
(12)	Photon Group Limited’s address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2006, our directors, executive officers and holders of more than 10% of our common stock complied with all applicable Section 16(a) reporting requirements, except that each of Drs. Dave Qi, Edward B. Roberts and Charles Zhang, Messrs. Shi Wang and Charles Huang, and Ms. Mary Ma, our former director, and Ms. Carol Yu filed one Form 4 late, with each such report relating to one transaction that took place on July 25, 2006.

TRANSACTIONS WITH RELATED PERSONS

Loan Agreements

Pursuant to the terms described below, as of December 31, 2006, we had outstanding long-term loans of $3.9 million to Dr. Zhang, our Chief Executive Officer, Chairman of our Board and a major Sohu stockholder. During the fiscal year 2006, the largest aggregate amount of these long-term loans was $3.9 million. The outstanding long-term loans do not bear interest. Dr. Zhang did not repay any principal on these long term-term loans during fiscal year 2006.

The long-term loans to Dr. Zhang are used to finance investments in our variable interest entity, or VIE, Beijing Century High-Tech Investment Co., Ltd., or High Century, which is owned 80% by Dr. Zhang. High Century, along with our other VIEs, is used to facilitate our participation in telecommunications, Internet content and certain other businesses in China where foreign ownership is either prohibited or restricted. As of December 31, 2006, the loans also included amounts used to finance investments in Beijing Sohu Online Network Information Services, Ltd., or Beijing Sohu, which was owned 80% by Dr. Zhang and 20% by High Century, and was liquidated in February 2007. Accordingly, all loans related to Beijing Sohu were repaid in February 2007.

The loan agreements with Dr. Zhang provide for the following terms, subject to PRC law: (i) the loans can only be repaid to us by transferring the shares of High Century to us; (ii) the shares of High Century cannot be transferred without our approval; and (iii) we have the right to appoint all directors and senior management personnel of High Century. Dr. Zhang has pledged all of his shares in High Century as collateral for the loans. The loans are due on demand after November 2003, and the earlier of a demand or, in any case, at such time as Dr. Zhang is not our employee. We do not intend to request repayment of the loans as long as PRC regulations prohibit us from directly investing in businesses being undertaken by our VIEs.

Transactions with Lenovo Group Limited

In fiscal year 2006, Lenovo Group Limited purchased $960,000 in advertising services from us. Ms. Mary Ma, our former director, is the Executive Director, Vice President and Chief Financial Officer of Lenovo Group Limited.

Transactions with Vanke Co., Ltd.

In fiscal year 2006, China Vanke Co., Limited purchased $71,000 in advertising services from us. Mr. Wang Shi, one of our Directors, is the Chairman of the Board of China Vanke Co., Limited.

Policies and Procedures For Reviewing Transactions with Related Persons

We review all relationships and transactions in which we enter into to determine whether such relationships and transactions exceed $120,000 and whether they involve any related persons who have a direct or indirect material interest in such relationships or transactions. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. We have developed and implemented unwritten processes and controls whereby we solicit information from persons identified as related persons through written questionnaires and, based on the information obtained and the facts and circumstances of the relationship, make a determination as to whether the related person has a direct or indirect material interest in the transaction.

In addition, pursuant to its duties under its written charter, our Audit Committee reviews and approves or ratifies, as the case may be, any related person transactions identified through the process described above. In deciding whether to approve or ratify a related person transaction, our Audit Committee takes the following into account:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of any of our directors or executive officers to act in our best interest;

•
whether the terms of the transaction are substantially equal to or more favorable to us and no more favorable to the related person than if we had negotiated similar arrangements with non-affiliated third parties; and

•	any other matters our Audit Committee deems appropriate.

Any member of our Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

To our knowledge, since January 1, 2006, all transactions with related persons to which we are or were a party have been reviewed under the policies and procedures described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of Sohu’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sohu’s independent auditors. The full responsibilities of the Audit Committee are set forth in the Audit Committee charter. The Audit Committee charter, which is reviewed and updated annually, was approved by the Board of Directors.

The Audit Committee reviews the scope of the annual audit by Sohu’s independent auditors and internal auditors, monitors Sohu’s internal financial and accounting controls and procedures and appoints the independent auditors. In fulfilling its responsibilities, the Audit Committee:

•
discussed and considered the independence of PricewaterhouseCoopers, reviewing as necessary all relationships and services which might bear on PricewaterhouseCoopers’s objectivity as independent auditors;

•
received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from Sohu and Sohu’s management;

•	received written affirmation from PricewaterhouseCoopers that it is in fact independent;

•	discussed the overall audit process, receiving and reviewing all reports of PricewaterhouseCoopers;

•	involved PricewaterhouseCoopers in the Audit Committee’s review of Sohu’s financial statements and related reports with management;

•	provided to PricewaterhouseCoopers full access to the Audit Committee and the full Board of Directors to report on all appropriate matters;

•	discussed with PricewaterhouseCoopers all matters required to be reviewed under generally accepted auditing standards; and

•	discussed with PricewaterhouseCoopers matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee met with selected members of management and PricewaterhouseCoopers to review financial statements, including quarterly reports, discussing such matters as the quality of earnings; estimates, reserves and accruals; the suitability of accounting principles; financial reporting decisions; and audit adjustments.

The Audit Committee selected PricewaterhouseCoopers as Sohu’s independent auditors. In addition, the Audit Committee considered the quality and adequacy of Sohu’s internal controls and made recommendations to the full Board of Directors for enhancing such controls.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Board of Directors that Sohu’s audited financial statements be included in Sohu’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Dr. Dave Qi
Mr. Charles Huang
Dr. Zhonghan Deng (1)

(1) Dr. Zhonghan Deng was named to the Audit Committee on April 13, 2007.

Executive Compensation

EXECUTIVE OFFICERS

Our named executive officers are Dr. Charles Zhang, Ms. Carol Yu, Ms. Xin (Belinda) Wang and Dr. Gong Yu. For a description of the background of Dr. Zhang, see “ELECTION OF DIRECTORS.”

Carol Yu, age 44, is our Co-president and Chief Financial Officer. Ms. Yu joined us in March 2004 as our Chief Financial Officer. From December 2000 until December 2001, Ms. Yu served as Vice President of Guangdong Kelon Refrigerating Company Limited, a home appliance manufacturer in the People’s Republic of China. From March 1995 until November 2000, Ms. Yu served as Senior Vice-President Investment Banking of Donaldson Lufkin & Jenrette Securities Corporation in Hong Kong. Ms. Yu also worked with Arthur Andersen Hong Kong and Beijing for ten years and was a partner of the Audit Division, holding the position of General Manager of Arthur Andersen-Hua Qiang, the joint venture accounting firm formed between Arthur Andersen and the Ministry of Finance in China. In addition, Ms. Yu is a Hong Kong Certified Public Accountant.

Xin (Belinda) Wang, age 36, is our Co-president and Chief Marketing Officer. She joined us in August 1999 with the marketing department and became marketing manager for Beijing in August 2000. Ms. Wang transferred to head Northern China brand advertising sales team in March 2001 and now leads the entire China brand advertising sales and marketing efforts. Ms. Wang has been instrumental in developing the online advertising market in China. Prior to joining us, she worked for Internet Securities Inc.(ISI) and Motorola. Ms. Wang received a Bachelor of Linguistics from the China Industrial and Commercial University.

Gong Yu, age 39, is Sohu’s Chief Operating Officer. He joined Sohu in November 2003, when Focus.cn, a leading real estate website where Dr. Gong was President and CEO, was acquired by us. He has also led Focus, wireless, online game and interactive products center segments. Dr. Gong received his Bachelor degree in Automation Engineering from Tsinghua University. He was exempt from the master program due to scholastic excellence and subsequently received his Ph.D. in Automation Engineering from Tsinghua University.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our named executive officer compensation program, detailing what we pay to our named executive officers and how our compensation objectives and polices help achieve our business objectives.

Overview of our Named Executive Officer Compensation Program and Objectives

Our named executive officer compensation program is composed of the following elements:

•	Cash compensation, which includes an annual salary and the opportunity to earn an annual performance-based cash bonus;

•	Equity incentive compensation, in the form of stock options and restricted stock units;

•	Other benefits, in the form of housing allowances, tax equalization, tuition/training reimbursement and premiums paid for health, life and disability insurance; and

•	Severance benefits.

The goal of our named executive officer compensation program is to attract and retain qualified management and create long-term value for our stockholders. Towards this goal, we have designed and implemented a compensation program for our named executive officers that we believe will: (i) attract and retain accomplished and high-potential executives; (ii) motivate them to achieve both short-term and long-term corporate goals; (iii) reward them for sustained financial and operating performance and leadership excellence; and (iv) align their interests with those of our stockholders. We believe that each of the elements of our compensation program fulfills one or more of these objectives.

Administration and Process

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee annually reviews the overall compensation of our named executive officers, generally based on recommendations submitted by our Chief Executive Officer and our Chief Financial Officer. Neither we, nor our Compensation Committee, nor any named executive officer has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of the compensation of our named executive officers or of any non-employee member of our Board of Directors.

In setting a named executive officer’s overall compensation level, the Compensation Committee takes into consideration the factors discussed below.

Reward Excellent Performance

Each named executive officer’s pay level is set to be reflective of his or her management experience and perceived leadership ability, continued high performance and career of service to us. Key elements of our compensation policy that depend upon the named executive officer’s performance include:

•
A discretionary annual performance-based cash bonus that is based on an assessment of the named executive officer’s performance against pre-determined quantitative and qualitative measures within the context of our overall performance as a company and the performance of each business segment for which the named executive officer is responsible; and

•
Equity incentive compensation in the form of stock options or restricted stock units, the value of which is contingent upon the performance of our common stock in the public trading market, and which are subject to vesting schedules that require continued service.

In addition, in setting compensation levels, the Compensation Committee relies on its judgment of the named executive officer’s leadership qualities, operational performance, level of responsibility within and contribution to our business, and long-term potential to enhance stockholder value.

Competitive Compensation Packages

In order to attract and retain talented executive officers and remain competitive, we consider the prevalent labor market for executive talent generally and at companies with whom we compete for talent within our business sector in China. To this end, our Compensation Committee annually collects compensation data from proxy filings by publicly-traded companies that we consider to be our peer companies. We compile the total compensation paid to the named executive officers of our peer companies and, where available, the amount of base salary, equity-based compensation and other benefits paid by our peer companies to their named executive officers in similar positions to our named executive officers. We then evaluate the total compensation paid to our named executive officers, as well as the individual elements of the pay package, against the compensation paid to individuals in the same or similar position of our peer companies. Generally speaking, we aim to set our total compensation so that it is in the median of the total compensation paid by our peer companies to ensure the competitiveness of our compensation.

When determining which companies should be included in our peer group, our Compensation Committee generally focuses on successful or growing companies in the middle-market technology sector in China that are publicly-traded in the U.S. and surveys companies that it believes compete with us in attracting upper-level management. For the 2006 compensation review, our Compensation Committee determined that our peer group consisted of the following companies:

•	SINA Corporation
•	NetEase.com, Inc.
•	Baidu.com, Inc.
•	TOM Online Inc.
•	KongZhong Corporation
•	Linktone Ltd.
•	The9 Limited
•	Ctrip.com International, Ltd.
•	eLong, Inc.

Other Considerations

In addition to the use of benchmarking in setting executive compensation levels, the Compensation Committee takes into consideration the following additional factors when setting the performance-based cash bonus:

•	Key financial measurements such as revenue, operating profit, earnings per share and operating margins;
•	Revenue growth percentage compared with selected competitors to indicate our growth or loss in market share;
•	Promoting commercial excellence by launching new or continuously improving products or services;
•	Being a leading market player and attracting and retaining customers;
•	Achieving excellence in each named executive officer’s business area of responsibility; and
•	Supporting our values by promoting a culture of integrity and adherence to our code of conduct.

The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee seeks to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on subjective judgments of each named executive officer’s performance.

Elements of Compensation

Generally

Our named executive officers’ pay is composed of three main components: base salary, annual performance-based cash bonus and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, our Compensation Committee considers changes in our business, external market factors and its financial position each year when determining pay levels and allocating between long-term and short-term compensation for its named executive officers, and considers management’s business development goals for the year in setting target bonus levels and performance-based milestones.

According to a recent industry compensation survey, Chinese Internet companies are increasingly paying a higher percentage of the total cash compensation paid to their top management in the form of discretionary cash bonuses. We are part of this trend because we believe that it is consistent with our objective of rewarding the outstanding performance of our named executive officers. However, in setting cash compensation levels, we have favored a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. As a result, our named executive officers generally receive a slightly lower base salary than the median base salaries paid to executives in similar positions at our peer companies and their discretionary performance-based cash bonus opportunities are generally higher than their counterparts’ at our peer companies. We feel that this bonus structure provides the named executive officer a substantial incentive to meet or exceed his or her performance goals.

We include an equity incentive component as part of our compensation package because we believe equity incentives align the long-term interests of our named executive officers with those of our stockholders by linking a significant portion of compensation to stockholder value, because the value of granted equity awards increases or decreases in line with any increase or decrease in the market price of our common stock. Our 2000 Stock Incentive Plan, which was initially approved by our stockholders in 2000 and amended with the approval of our stockholders in 2006, provides us with the ability to make equity-based awards in various forms, including stock options and restricted stock units.

The cash and equity components of compensation are supplemented by various other benefits that provide for housing allowances, tax equalization, tuition/training reimbursement, health, life and disability benefits, and severance benefits.

Annual cash compensation

Base Salary

We include base salary as part of each named executive officer’s compensation package because we believe that it is appropriate that some amount of the named executive officers’ compensation be provided in a fixed amount of cash, in order to provide our executive officers with a basic level of annual income security. When deciding upon an appropriate base salary for each named executive officer, the Compensation Committee considers the named executive officer’s previous salary, the amounts paid to the named executive officer’s peers both within and outside our company, and the named executive officer’s prior performance. Decisions regarding salary increases take similar matters into account.

The base salary increases from 2005 to 2006 for our named executive officers were as follows:

	2005 Base	2006 Increase		2006 Base Salary
Name	Salary	Amount	Percentage	Effective January 1, 2006
Charles Zhang	$165,000	$65,000	39.4%	$230,000
Carol Yu	$186,000	$44,000	23.7%	$230,000
Xin (Belinda) Wang	$80,000	$40,000	50.0%	$120,000
Gong Yu	$70,000	$50,000	71.4%	$120,000

As the table above indicates, we substantially increased the base salaries paid to our named executive officers in 2006. We believe these increases were warranted in light of the substantial growth we have experienced over the past several years, which has increased the scope of our named executive officers’ responsibilities. Further, we believe it was necessary to increase the base salaries paid to our named executive officers to ensure that we continued to remain competitive with the salaries paid by our peer companies to its individuals in the same or similar positions as our named executive officers.

The base salary increases from 2006 to 2007 for our named executive officers were as follows:

	2006 Base	2007 Increase		2007 Base Salary
Name	Salary	Amount	Percentage	Effective January 1, 2007
Charles Zhang	$230,000	$20,000	8.7%	$250,000
Carol Yu	$230,000	$0	0.0%	$230,000
Xin (Belinda) Wang	$120,000	$30,000	25.0%	$150,000
Gong Yu	$120,000	$30,000	25.0%	$150,000

We increased certain named executive officers’ base salaries in 2007 because the named executive officers are taking on increasing responsibilities. Moreover, we believe such increases are necessary to keep us competitive with our peers. In addition, our increases are in line with our practice of providing base salaries that were generally a bit below the median of those paid by our peer companies.

2006 Executive Bonus Plan

Our 2006 Executive Bonus Plan was intended to establish a direct correlation between the annual cash incentives paid to our named executive officers and our financial and operating performance. We believe that the annual bonus rewards the high-performing officers who drive results in these areas and provides them with an incentive to sustain this performance over a long Sohu career. Under the plan, the named executive officers were eligible to receive a cash bonus equal to a percentage of their base salaries based on the attainment of certain corporate performance goals which were established at the beginning of the year. Once the overall bonus opportunity is calculated, the Chief Executive Officer, with respect to his direct reports (which include all of the named executive officers other than our Chief Executive Officer), or the Compensation Committee, with respect to the Chief Executive Officer, has the discretion to adjust the bonus opportunity based upon such named executive officer’s individual performance during the year of up to 150%. The bonus eligibility as a percentage of base salary, after any discretionary adjustment, varied with respect to each named executive officer as set forth below.

Name	2006 Threshold Bonus Opportunity (as a % of base salary)	2006 Targeted Bonus Opportunity (as a % of base salary)	2006 Maximum Bonus Opportunity (as a % of base salary)
Charles Zhang	0%	47.55%	105.7%
Carol Yu	0%	47.55%	105.7%
Xin (Belinda) Wang	0%	46.5%	102.7%
Gong Yu	0%	46.5%	102.7%

On April 23, 2006, our Compensation Committee established the bonus components for each named executive officer as a percentage of their bonus opportunity. For 2006, our Compensation Committee selected the bonus components and weighting as set forth below for our named executive officers.

	Performance Bonus Components
Name	Overall Corporate Performance Results	Advertising Results	Non- Advertising Results	Technology and Product Results	Total
Charles Zhang	70%	-	-	30%	100%
Carol Yu	50%	10%	10%	30%	100%
Xin (Belinda) Wang	40%	60%	-	-	100%
Yu Gong	40%	30%	30%	-	100%

For 2006, with respect to the overall corporate performance results, advertising results and non-advertising results, our Compensation Committee selected the following additional performance objectives: (i) GAAP Revenue (weighted 35%), (ii) Non-GAAP Net Income (weighted 35%) and (iii) our GAAP Revenue growth, as a percentage, compared with the GAAP Revenue growth, as a percentage, of our peers which are identified above (weighted 30%). Non-GAAP Net Income is calculated by taking the GAAP Net Income from our audited financial statements and adding back in the compensation cost of the share-based awards granted to employees under Statement of Financial Accounting Standard 123R, effective from January 1, 2006. We use non-GAAP Net Income because the amount of share-based compensation expense cannot be anticipated by our management and business line leaders and is not included in our annual budgets and quarterly forecasts. In addition, share-based compensation expense does not involve any upfront or subsequent cash outflow, and therefore we do not factor this in when evaluating and approving expenditures or when determining the allocation of our resources to business segments. As a result, our performance measures are based on non-GAAP financial measures that exclude share-based compensation expense. With respect to the objectives in (i) and (ii) above, the total bonus opportunity (e.g., with respect to Dr. Zhang, 35% of 70% which was tied to our achieving certain levels of GAAP Revenue and 35% of 70% which was tied to our achieving certain levels of non-GAAP Net income ) was subject to a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from zero to 140% of the bonus component based on the actual performance of our company. With respect to the objective in (iii) above, the total bonus opportunity (e.g., with respect to Dr. Zhang, 30% of 70%) was subject to a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from 70% to 130% of the bonus component based on the actual performance of us vis-à-vis our peers. For 2006, with respect to technology and product results, the named executive officer was entitled to the percentage of the total bonus opportunity if certain milestones were met with respect to the research and development of certain technology and products, as determined by our Compensation Committee. This bonus component was subject to adjustment based upon a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from zero to 150% of the bonus component based upon our Chief Executive Officer’s evaluation, with respect to his direct reports (which include all of the named executive officers other than our Chief Executive Officer), and our Compensation Committee’s evaluation, with respect to the Chief Executive Officer, of the named executive officer’s actual performance with respect to the technology and product milestones.

The Compensation Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that our Board of Directors has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders.

In establishing the goals, our Compensation Committee set threshold, target and maximum levels of attainment. The target performance levels are based on our performance budget and are intended to reward superior performance relative to our peers taking into consideration the market conditions and industry trends that affect us. The target performance levels for each measure are intended to be reasonably attainable given maximum effort on the part of our named executive officers.

The amounts actually paid to our named executive officers based on our financial results described above, the attainment of the technology and product milestones, if applicable to the named executive officer, and in each case as adjusted by our Chief Executive Officer or the Compensation Committee, as applicable, for individual performance, are set forth in the Summary Compensation Table below.

2007 Executive Bonus Plan

In 2007, our Compensation Committee established our 2007 Executive Bonus Plan on the same premises and tenets described above under the 2006 Executive Bonus Plan. The 2007 Executive Bonus Plan is essentially identical to the 2006 plan except with respect to the bonus components and the weight given to each bonus component. For 2007, our Compensation Committee selected the bonus components and weighting as set forth below for our named executive officers.

	Performance Bonus Components
Name	Overall Corporate Performance Results	Advertising Results	Non- Advertising Results	Technology and Product Results	Total
Charles Zhang	50%	20%	-	30%	100%
Carol Yu	50%	-	-	50%	100%
Xin (Belinda) Wang	40%	60%	-	-	100%
Yu Gong	40%	20%	40%	-	100%

Our Compensation Committee readjusted certain bonus components and the weighting given to each component in 2007 as compared to 2006 with respect to certain of the named executive officers due to a reallocation of certain named executive officers’ responsibilities within our company. As a result of the changes in the bonus components and the weighting from 2006 to 2007, the total bonus opportunity with respect to Carol Yu, as a percentage of base salary, before any discretionary adjustment as described above has been made, has changed from 2006 from a targeted bonus opportunity of 47.55% to 48.25% in 2007 and a maximum bonus opportunity from 105.7% to 107.6% in 2007.

Annual equity Compensation - Stock options and Restricted Stock Units

Our equity-based compensation program is designed to recognize the scope of the named executive officers’ responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the named executive officers with the interests of our stockholders and retain the named executive officers through the terms of the awards. The vesting terms of the equity-based compensation require continued service to receive any payout and therefore encourage continuity in our management. When determining the level of equity-based compensation to provide to our named executive officers, we endeavor to be in the median of our peer companies.

We historically have granted stock options to our named executive officers. Stock options only have value to the extent the price of our common stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options were a motivational tool. Beginning, in July 2006, however, we began granting restricted stock units to our named executive officers. Unlike stock options, restricted stock units offer executives the opportunity to receive shares of our common stock on the date the restriction lapses.

We believe that restricted stock units are more effective than stock options in compensating our named executive officers because they will reward and serve to retain named executive officers during times where our stock price remains stable, as there is value to the restricted stock units upon vesting even if the market price of our common stock has not increased since the grant date. The rewards to our named executive officers are even greater if the market price of our common stock has risen, and thus our named executive officers’ interests are aligned with those of our stockholders. Further, our practice of granting restricted stock units is consistent with recent trends in China. As a result, we believe it necessary to offer restricted stock units to our named executive officers to be able to continue to attract and retain qualified management. Additionally, due to the substantial value restricted stock units provide our named executive officers, we are able to grant the named executive officers fewer restricted stock units than the number of stock options that would have been required to provide the same economic incentive. Finally, grants of both stock options and restricted stock units are expensed under Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (SFAS 123R), or “SFAS 123R.” Although each restricted stock unit grant generally results in a higher compensation expense than would an option to purchase one share of common stock at fair market value, we have reduced the number of restricted stock units we grant sufficiently, in comparison to the number of stock options we would otherwise have granted, to cause the overall share-based compensation expense to actually be lower than it would have been if we had granted stock options. When determining the appropriate combination of stock options and restricted stock units, our goal is to weigh the reduction in our overall reported earnings as a result of these grants against their potential benefits as a compensation tool.

All equity-based compensation is awarded pursuant to our 2000 Stock Incentive Plan and, in order to retain executive talent, is awarded once a year. Generally, our decisions to make equity-based compensation grants are independent of our cash compensation program decisions. Since we began granting restricted stock units, we have attempted to provide our named executive officers the same overall equity benefit they would have received had they been granted stock options. When making any grant, we consider the grant size and the appropriate combination of stock options and restricted stock units. To do so, we make certain assumptions about our stock price to determine the value of any proposed grant to a named executive officer. We then compare the proposed equity grant to the equity compensation provided by our peer companies to ensure that the total equity compensation paid to the named executive officer is in the median of our peer companies.

Other components of compensation

Our named executive officers receive various other benefits, such as housing allowances, tax equalization, tuition/training reimbursement and health, life and disability insurance. We believe that these other benefits are reasonable, competitive (as it is customary for Chinese companies to provide such benefits to their named executive officers) and consistent with our overall compensation program. Further, companies within our peer group in China provide similar benefits to their named executive officers, and we believe that it is necessary to do the same for retention and recruitment purposes.

Specifically, we provide Dr. Zhang a sizeable tax equalization benefit because Dr. Zhang’s tax liability increases significantly as his income grows. We believe that providing this benefit to executive officers is customary in China and necessary for us to continue attracting talented individuals.

Severance Benefits

Under Chinese law, we must pay severance to all employees who are Chinese nationalists and who are terminated without cause or terminate their employment with us for good reason. The severance benefit required to be paid under Chinese law equals the lesser of (i) the average monthly compensation paid to the terminated employee (including any bonuses or other payments made in the twelve months prior to the employee’s termination) multiplied by the number of years the employee has been employed with us, plus an additional month’s salary if thirty days prior notice of such termination is given and (ii) the number of months such employee had remaining under his or her employment agreement on the date of such termination or resignation. However, we believe that it is important, for recruiting and retention, to provide certain of our named executive officers with severance benefits beyond those required by Chinese law to help minimize the financial stress in the event of job loss. As a result, we provide additional severance pay and benefit continuation to certain of our named executive officers to help bridge the time until they secure new employment.

With respect to Dr. Zhang, in addition to the severance benefit Dr. Zhang would be entitled to receive under Chinese law upon a termination without cause or a resignation for good reason, we are also obligated to pay him his monthly housing allowance multiplied by the number of years he has been employed with us and the continuation of his insurance benefits for the lesser of (i) six months and (ii) the remainder of the term of his employment agreement (the “severance period”).

Ms. Yu is not entitled to the severance benefits afforded under Chinese law because she is not a Chinese nationalist. Rather, she is entitled to severance benefits based on her employment agreement with us. With respect to Ms. Yu, if we terminate her without cause or she terminates her employment with us for good reason, we are obligated to pay her (1) her monthly base salary in effect on the date of termination during the severance period, (2) her monthly housing allowance during the severance period and (3) the continuation of her insurance benefits during the severance period.

We do not provide Ms. Wang and Dr. Gong with any severance benefits other than those required by Chinese law and as described in the first paragraph under this “Severance” section.

Compensation for Independent Directors in 2006

Non-management directors’ compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The compensation of non-management directors in 2006 is described in the narrative following the Director Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis or CD&A for the year ended December 31, 2006 with management. Based on the review and discussion, the Compensation Committee recommended to our Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Dr. Edward B. Roberts
Dr. Dave Qi

SUMMARY COMPENSATION TABLE (1)

The following table sets forth the compensation during the fiscal year ended December 31, 2006 to our CEO, CFO, and our two other most highly compensated individuals who were not executive officers during fiscal 2006. All of these individuals are collectively referred to as the named executive officers. Except for the CEO and the CFO, we did not have any other executive officers in fiscal year 2006.

Name and Principal Positio	Year	Salary ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Charles Zhang Chairman of the Board and Chief Executive Officer	2006	$230,000	$161,918	$19,752	$139,932	$217,247	$768,849
Carol Yu Co-President and Chief Financial Officer	2006	$230,000	$572,163	$19,752	$137,448	$60,168	$1,019,531
Xin (Belinda) Wang Co-President and Chief Marketing Officer	2006	$120,000	$117,637	$30,047	$70,308	$56,386	$394,378
Yu Gong Chief Operating Officer	2006	$120,000	$221,189	$24,038	$70,308	$20,000	$455,535

(1)	All annual cash bonuses paid to our named executive officers are reflected in the non-equity incentive plan compensation column of this table and were earned pursuant to our 2006 Executive Bonus Plan.

(2)
Represents expense recognized with respect to restricted stock units and stock options, as applicable, granted from January 1, 2002 through December 31, 2006, in accordance with SFAS 123R. For awards granted in 2006, see the “Grants of Plan-Based Awards Table” below. See Note 19, “Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for the relevant assumptions we used to determine the valuation of our stock and option awards.

(3)	All compensation earned in 2006 under our 2006 Executive Bonus Plan was paid on March 29, 2007.

(4)	The table below shows the components of this column, which include housing allowances, tax equalization, tuition/ training reimbursement and premiums paid for health, life and disability insurance.

Name	Housing Allowances	Tax Equalization Allowances	tuition / training Reimbursement	Health, life and Disability Insurance	Total
Charles Zhang	$55,000	$157,215	-	$5,032	$217,247
Carol Yu	$55,000	-	-	$5,168	$60,168
Xin (Belinda) Wang	$20,000	-	$36,386(1)	-	$56,386
Yu Gong	$20,000	-	-	-	$20,000

(1)
The expense related to the Ms. Wang’s tuition/training reimbursement was originally calculated in Renminbi and was converted into US dollars based on the exchange rate of Rmb7.97 = $1, the average exchange rate quoted on State Administration of Foreign Exchange for the month of August 2006.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth a summary of all grants of plan-based awards including estimated payouts under our 2006 Executive Bonus Plan, made to our named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Estimated Payouts Under Non Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Charles Zhang	N/A 07/25/06	$0	$109,365	$243,053	4,000	$87,060
Carol Yu	N/A 07/25/06	$0	$109,365	$243,053	4,000	$87,060
Xin (Belinda) Wang	N/A 07/09/06	$0	$55,800	$123,300	5,000	$120,325
Yu Gong	N/A 07/09/06	$0	$55,800	$123,300	4,000	$96,260

(1)
The amounts shown represent the range of non-equity incentive bonus opportunities for each named executive officer under our 2006 Executive Bonus Plan. The plan is described in detail in the “Compensation Discussion and Analysis” above. Payment of bonuses under our 2006 Executive Bonus Plan was made on March 29, 2007, and actual payments are reflected in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
All stock awards were granted under our 2000 Stock Incentive Plan, as amended and relate to our common stock. The stock awards were granted in the form of restricted stock units. The terms of the restricted stock units are described in the section below entitled “Terms of Stock Option and Restricted Stock Unit Awards Granted under our 2000 Stock Incentive Plan, as amended.”

Executive Employment Agreements

We normally enter into three-year employment agreements with our named executive officers. Under these employment agreements, the named executive officers are generally entitled to (i) annual base salaries; (ii) annual performance-based cash bonus; and (iii) equity incentive compensation, in the form of stock options and restricted stock units, all as represented in the Summary Compensation Table for 2006. The employment agreements may also provide for the following additional benefits for the named executive officers: vacation time, sick leave, health and medical insurance, life and disability insurance, housing allowances, tuition/training reimbursement and tax equalization.

The employment agreements generally provide for continued employment until termination by either party. We may terminate any of the named executive officers’ employment with or without cause at any time. However, if the termination is without cause, we must provide the named executive officer with 30 days’ prior notice of termination. If we terminate without cause or a named executive officer terminates his or her employment for good reason (each as defined below under the heading “Potential Payments Upon Termination or Change-in-Control”), the named executive officer will be entitled to the following, except as noted below:

•
Payments equal to the named executive officer’s monthly base salary (which includes his or her housing allowance) in effect on the date of termination for the shorter of (i) six months and (ii) the remainder of the term of the named executive officer’s employment agreement; and

•	Insurance benefits for so long as we are obligated to pay severance.

Notwithstanding the provisions above with respect to our severance obligations, if, under the applicable People’s Republic of China (or PRC) law, any portion of the employment agreements is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform to such applicable statue, rule, regulation or ordinance, or, if that is not possible, to be omitted from such agreement. As such, PRC law will be applied if, at the time of such determination, the severance benefit provided under PRC law is greater than that which the named executive officer would be entitled to receive under his or her employment agreement.

In addition, if we terminate a named executive officer’s employment without cause and the termination is within the one-year period following a change-in-control (as defined below in under the heading “Potential Payments Upon Termination or Change-in-Control”) of us, except as noted below, all of the named executive officer’s stock options and other stock awards will become immediately exercisable.

Also, if we terminate a named executive officer’s employment agreement without cause, if a named executive officer terminates his or her employment agreement for good reason or if a named executive officer dies or becomes disabled, the named executive officer will be entitled to receive the bonus to which he or she would have been entitled had he or she continued to be employed through the end of the then current year.

The employment agreements also require the named executive officers to enter into agreements providing for (i) assignment of intellectual property, (ii) confidential treatment of our proprietary information and (iii) during the term of their employment and for the following year, (a) non-solicitation of our employees, contractors, customers, suppliers and partners and (b) non-competition with us.

If a named executive officer violates the confidentiality, non-solicitation, non-competition and assignment of intellectual property agreement after the termination of his or her employment:

•	the named executive officer will not be entitled to any further payments from us;

•	any insurance or other benefits that have continued will terminate immediately; and

•	the named executive officer must reimburse us for any severance payments previously made by us to the named executive officer.

Terms of the Employment Agreements with the Named Executive Officers that Differ from our Executive Employment Agreements

Some of the provisions found in the executive employment agreements described immediately above for specific named executive officers differ from those general provisions described immediately above. For instance, if we terminate Ms. Wang’s or Dr. Gong’s employment without cause or if they resign for good reason, each of Ms. Wang and Dr. Gong will only be entitled to receive the severance benefit required under Chinese law, which is a payment equal to the lesser of (i) the average monthly compensation paid to them (including any bonuses or other payments made in the twelve months prior to the employee’s termination) multiplied by the number of years each has been employed with us (which is 8 years for Ms. Wang and 4 years for Dr. Gong), plus an additional month’s salary if thirty days prior notice of such termination is given and (ii) the number of months Ms. Wang or Dr. Gong had remaining under his or her employment agreement on the date of such termination or resignation. Neither Ms. Wang nor Dr. Gong is entitled to continued insurance benefits. Finally, neither Ms. Wang nor Dr. Gong is entitled to a bonus if we terminate their employment agreement without cause, or if they die or become disabled or they terminate their employment agreement for good reason.

Terms of Stock Option and Restricted Stock Unit Awards Granted under our 2000 Stock Incentive Plan, as amended.

All equity awards granted in 2006 were granted pursuant to our 2000 Stock Incentive Plan, as amended and provide for the following terms, as appropriate.

Stock Options

We did not grant any stock options to our named executive officers in 2006. However, stock options granted prior to 2006, which are reflected in the “Outstanding Equity Awards at Fiscal Year End Table,” are subject to the following terms and conditions. Unless our Compensation Committee determines otherwise, twenty-five percent of the stock options vest on the first anniversary of the grant date and the remaining 75% vest ratably in 3-month intervals over the next 3 years with 100% vesting occurring on the fourth anniversary of the grant date. The exercise prices of the stock options were determined based on the fair market value of a share of our common stock on the date of grant. Under our 2000 Stock Incentive Plan, the fair market value is determined as of the last business day for which the prices or quotes for our common stock are available prior to the date an option is granted and means the average, on such date, of the high and low prices of our common stock on the Nasdaq National Market. The stock options are only exercisable into our common stock and have a term of 10 years.

As described above under the heading “Employment Agreements,” if we terminate Dr. Zhang’s and Ms. Yu’s employment without cause and the termination is within the one-year period following a change-in-control of us, all of such named executive officer’s stock options and other stock awards will become immediately exercisable.

Restricted Stock Units

Under our 2000 Stock Incentive Plan, as amended, we may grant restricted stock units which represent the right to receive, upon vesting, at the discretion of our Compensation Committee, either one share of our common stock for each unit vested or an amount of cash equal to the then market value of one share of our common stock for each unit vested, in each case subject to any additional or different terms set forth in the applicable award agreement. Restricted stock units granted to date have been settleable upon vesting only in our common stock, and we expect that generally it will continue to grant restricted stock units that may only be settled upon vesting in our common stock. With respect to restricted stock units granted to our named executive officers, twenty-five percent of the restricted stock units vest each year, beginning on the first anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth a summary of all outstanding equity awards granted by us and held by each of our named executive officers as of December 31, 2006.

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles Zhang	10,938(2) 37,500(3) 9,000(4) 13,125(5)	- - - 16,875(5)	$ $ $ $	1.18 8.39 34.51 22.86	1/31/2012 1/10/2013 1/2/2014 7/26/2015	4,000(6)	$96,000

Carol Yu	103,125(5) 16,875(5) 17,500(5)	46,875(5) 13,125(5) 22,500(5)	$ $ $	23.17 16.84 20.78	3/23/2014 7/27/2014 7/26/2015	4,000(6)	$96,000

Xin (Belinda) Wang	2,813(2) 7,235(7) 5,625 (5) 13,125(5)	- - 4,375(5) 16,875(5)	$ $ $ $	1.07 1.37 16.84 17.65	1/31/2012 7/1/2012 7/27/2014 3/30/2015	5,000(6)	$120,000

Yu Gong	18,750(5) 2,812(5) 19,687(5)	6,250(5) 2,188(5) 25,313(5)	$ $ $	31.40 16.84 17.65	11/17/2013 7/27/2014 3/30/2015	4,000(6)	$96,000

(1)	Options and restricted stock unit awards were granted under our 2000 Stock Incentive Plan, as amended, and related to our common stock.

(2)	These options became fully vested on January 31, 2006.

(3)	These options became fully vested on January 10, 2007.

(4)	These options were granted to Dr. Zhang in consideration of his services as our director and they became fully vested on January 2, 2005.

(5)
Twenty-five percent of the initial option grant vests on the first anniversary of the grant date and 6.25% of the options vests quarterly thereafter. The grant date of each option is listed on the table below by reference to the expiration date set forth in the above table.

Grant Date	Expiration Date
1/31/2002	1/31/2012
1/10/2003	1/10/2013
11/17/2003	11/17/2013
3/23/2004	3/23/2014
7/27/2004	7/27/2014
3/30/2005	3/30/2015
7/26/2005	7/26/2015

(6)	Twenty-five percent of the restricted stock units vest each year beginning on the first anniversary of July 25, 2006, the grant date.

(7)	These options became fully vested on July 1, 2006.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised any of their stock options or acquired any shares of our common stock upon any exercise in fiscal 2006. In addition, our named executive officers did not acquire any shares of our common stock or realize any value with respect to any restricted stock units as none of the restricted stock units granted to our named executive officers vested in fiscal 2006.

PENSION BENEFITS

We do not have any plans that provide for payments or other benefits at, following, or in connection with retirement nor do we have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change-in-Control Arrangements

As discussed in the narrative description following the “Grants of Plan-Based Awards Table,” we have entered into employment agreements with each of our named executive officers. These agreements, along with Chinese law requirements which are discussed in the Compensation Discussion and Analysis under the heading “Severance Benefits”, provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a change-in-control of us. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “change-in-control,” “good reason,” and “disability” that are used in those agreements. For purposes of the employment agreements such terms have the following meanings:

“cause” means:

•	willful misconduct or gross negligence by the named executive officer, or any willful or grossly negligent omission to perform any act, resulting in injury to us;

•	misconduct or negligence of the named executive officer that results in gain or personal enrichment of the named executive officer to our detriment;

•
breach of any of the named executive officer’s agreements with us, including, but not limited to, the repeated failure to perform substantially the named executive officer’s duties to us, excessive absenteeism or dishonesty;

•
any attempt by the named executive officer to assign or delegate his or her employment agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without our prior consent (except in respect of any delegation by the named executive officer of his employment duties hereunder to our other employees in accordance with our usual business practice);

•
the named executive officer’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the United States or any State thereof, or under the laws of China or Hong Kong;

•	declaration by a court that the named executive officer is insane or incompetent to manage his or her business affairs;

•	habitual drug or alcohol abuse which materially impairs the named executive officer’s ability to perform his or her duties; or

•	filing of any petition or other proceeding seeking to find the named executive officer bankrupt or insolvent.

“change-in-control” means the occurrence of any of the following events:

•
any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than us, any trustee or other fiduciary holding securities under an employee benefit plan of Sohu or any corporation owned, directly or indirectly, by our stockholders in substantially the same proportion as their ownership of our common stock, becomes the direct or beneficial owner of securities representing 50% or more of the combined voting power of our then-outstanding securities;

•
during any period of two (2) consecutive years after the date of the named executive officer’s employment agreement, individuals who at the beginning of such period constitute our Board of Directors, and all new directors (other than directors designated by a person who has entered into an agreement with us to effect a transaction described in the first, third and fourth bullet point of this definition) whose election or nomination to our Board was approved by a vote of at least two-thirds of the directors then in office, cease for any reason to constitute at least a majority of the members of our Board;

•
the effective date of a merger or consolidation of us with any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

•	our complete liquidation or the sale or disposition by us of all or substantially all of our assets; or

•
there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities and Exchange Act of 1934, whether or not we are then subject to such reporting requirements.

“disability” means the named executive officer becomes physically or mentally impaired to an extent which renders him or her unable to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“good reason” means the occurrence of any of the following events without the named executive officer’s express written consent, provided that the named executive officer has given notice to us of such event and we have not remedied the problem within fifteen (15) days:

•
any significant change in the duties and responsibilities of the named executive officer inconsistent in any material and adverse respect with the name executive officer’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities as contemplated by the named executive officer’s employment agreement.

•
any material breach by us of the employment agreement with the named executive officer, including without limitation any reduction of the name executive officer’s base salary or our failure to pay to the named executive officer any portion of his or her compensation; or

•
the failure, in the event of a change-in-control in which we are not the surviving entity, of the surviving entity or the successor to our business to assume the named executive officer’s employment agreement pursuant to its terms or to offer the named executive officer employment on substantially equivalent terms to those set forth in such employment agreement

.

Potential Payments

The table that follows summarizes the estimated potential post-employment compensation that would have been payable to our named executive officers if the named executive officers’ employment was terminated as described in the table below on December 31, 2006. Such amounts do not reflect any actual payments to be received by the named executive officers. In addition, for purposes of the calculations, we have assumed that the fair market value of our common stock is $24.00, which was the closing price of our common stock as quoted on the Nasdaq National Market on December 29, 2006, the last trading date during fiscal 2006.

				Involuntary Termination		Change in Control
		Voluntary Resignation for				Voluntary Resignation for	Involuntary Termination within 12 months
Name	Compensation Element	Good Reason	Death or Disability	Without Cause	For Cause	Good Reason	Without Cause	For Cause
Charles Zhang	Severance Pay (1)	$191,667(2)	0	$191,667 (2)	0	$191,667 (2)	$191,667 (2)	0
	Housing Allowance (1)	$45,833	0	$45,833	0	$45,833	$45,833	0
	Bonus	$0(3)	$0(4)	$0(3)	0	$0(2)	$0(3)	0
	Benefits	$2,516	0	$2,516	0	$2,516	$2,516	0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0	0	0	0	0	$180,380	0
Total		$240,016	0	$240,016	0	$240,016	$420,396	0

Carol Yu	Severance Pay (1)	$115,000	0	$115,000	0	$115,000	$115,000	0
	Housing Allowance(1)	$27,500	0	$27,500	0	$27,500	$27,500	0
	Bonus	$0(3)	$0(4)	$0(3)	0	$0(3)	$0(3)	0
	Benefits	$2,584	0	$2,584	0	$2,584	$2,584	0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	0	0	0	0	0	$447,094	0
Total		$145,084	0	$145,084	0	$145,084	$592,178	0

Xin (Belinda) Wang	Severance Pay (1)	$50,000	0	$50,000	0	$50,000	$50,000	0
	Housing Allowance(1)	$8,333	0	$8,333	0	$8,333	$8,333	0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	0	0	0	0	0	$183,804	0
Total		$58,333	0	$58,333	0	$58,333	$242,137	0

Yu Gong	Severance Pay (1)	$50,000	0	$50,000	0	$50,000	$50,000	0
	Housing Allowance(1)	$8,333	0	$8,333	0	$8,333	$8,333	0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	0	0	0	0	0	$225,655	0
Total		$58,333	0	$58,333	0	$58,333	$283,988	0

(1)	Severance payments are made ratably over the severance period according our standard payroll practices.

(2)	Dr. Zhang would have been entitled to the severance benefits under PRC law as they would have been greater than his severance benefits under our employment agreement with him.

(3)
In the event of a voluntary resignation for good reason or an involuntary termination without Cause, Dr. Zhang and Ms. Yu are each entitled to receive payments of the bonus for the remainder of the year of the termination, but only to the extent that the bonus would have been earned had Dr. Zhang and Ms. Yu continued in employment through the end of such year, as determined in good faith by our CEO, Board of Directors or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses were paid for such fiscal year to other similarly situated employees. As the table above assumes that each of Dr. Zhang and Ms. Yu voluntarily resigned for good reason and/ or were terminated without cause as of December 31, 2006, Dr. Zhang and Ms. Yu would have earned his or her entire bonus for 2006.

(4)
In the event of a termination of Dr. Zhang’s and Ms. Yu’s employment by reason of death or disability, they or their estates or representatives, as applicable, are entitled to receive the bonus for the year in which the death or disability occurs to the extent that a bonus would have been earned had Dr. Zhang and Ms. Yu continued in employment through the end of such year, as determined in good faith by our CEO, Board of Directors or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees. As the table above assumes that Dr. Zhang and Ms. Yu died or became disabled as of December 31, 2006, Dr. Zhang and Ms. Yu would have earned their entire bonus for 2006.

DIRECTOR COMPENSATION (1)

The following table summarizes the compensation paid to our directors during fiscal year 2006.

Name	Option Awards ($)(2) (4)	Stock Awards ($)(2) (3)	Total($)
Dave Qi (5)	-	$47,406	$47,406
Shi Wang (6)	-	$47,406	$47,406
Edward B. Roberts (7)	-	$47,406	$47,406
Mary Ma (8)	$17,686	$47,406	$65,092
Charles Huang (9)	-	$47,406	$47,406

(1)
Dr. Zhang has been omitted from this table because he receives no compensation for serving on our Board. All compensation paid to Dr. Zhang in fiscal year 2006 was paid to him in his capacity as Chief Executive Officer and is reported in the “Summary Compensation Table.” Thomas Gurnee, our former director, who did not stand for re-election as a director at our 2006 Annual Meeting of Stockholders has been omitted from this table because he did not receive any compensation for serving on our Board in 2006.

(2)
Represents expense recognized with respect to restricted stock units and stock options, as applicable, granted from January 1, 2002 through December 31, 2006, in accordance with SFAS 123R. See Note 19, Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the relevant assumptions we used to determine the valuation of our stock and option awards.

(3)
As of December 31, 2006, each of our non-employee directors had the following number of outstanding awards of restricted stock units: Dave Qi: 5,000; Shi Wang: 5,000; Edward B. Roberts: 5,000; Mary Ma: 5,000; and Charles Huang: 5,000.

(4)
As of December 31, 2006, each of our non-employee directors had the following number of outstanding stock options: Dave Qi: 10,000; Shi Wang: 10,000; Edward B. Roberts: 24,000; Mary Ma: 32,000; Charles Huang: 49,000; and Thomas Gurnee: 234,000.

(5)	The grant date fair value of the 2006 restricted stock units granted to Dave Qi, computed in accordance with SFAS 123R, is $108,825.

(6)	The grant date fair value of the 2006 restricted stock units granted to Shi Wang, computed in accordance with SFAS 123R, is $108,825.

(7)	The grant date fair value of the 2006 restricted stock units granted to Edward B. Roberts, computed in accordance with SFAS 123R, is $108,825.

(8)
Mary Ma resigned as a member of our Board as of April 1, 2007. On July 25, 2006, we granted to Mary Ma 5,000 restricted stock units. 50% of such units vested on January 25, 2007 and the remaining restricted stock units were forfeited upon Mary Ma’s resignation. As of April 1, 2007, Mary Ma did not have any restricted stock units outstanding. The grant date fair value of the 2006 restricted stock units granted to Mary Ma, computed in accordance with SFAS 123R, is $108,825.

(9)	The grant date fair value of the 2006 restricted stock units granted to Charles Huang, computed in accordance with SFAS 123R, is $108,825.

Compensation

In 2006, we compensated our non-employee members of our Board of Directors with equity-based compensation. Directors who are our employees do not receive any compensation for their service as a member of our Board of Directors or any committee. In addition, they are reimbursed for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings.

Equity Compensation

On July 25, 2006, Drs. Dave Qi and Edward B. Roberts, Messrs. Shi Wang and Charles Huang, and Ms. Mary Ma were each granted 5,000 restricted stock units, 50% of such restricted stock units vested on January 25, 2007 and the remaining 50% vest on July 25, 2007 except with respect to Ms. Mary Ma whose remaining 50% were forfeited upon her resignation as a member of our Board.

In addition, effective as of the first business day of each calendar year commencing with January 2, 2007, each non-employee director will be granted such number of restricted stock units as is equal to $100,000 divided by the average of the daily closing prices of shares of our common stock on the Nasdaq National Market for the month of December immediately preceding such effective date as reported by the Nasdaq National Market, with 50% of such restricted stock units vesting on July 1 of each such calendar year and the remaining 50% vesting on December 31 of each such calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2006, none of the members of our Compensation Committee was our current or former officer or employee, except for Mr. Thomas Gurnee, who served as our Chief Financial Officer and Senior Vice President of Finance from January 2000 until December 2000. Mr. Gurnee did not stand for re-election as a director at our Annual Meeting of Stockholders held on June 9, 2006 and is no longer a member of our Board or our Compensation Committee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of our Compensation Committee during 2006 was our officer or an officer of any of our subsidiaries.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a member of our Board of Directors or Compensation Committee.

Proposal II. Ratification of Appointment of Independent Auditors

Our Audit Committee of our Board of Directors has selected PricewaterhouseCoopers as our independent auditors for the fiscal year ending December 31, 2007. PricewaterhouseCoopers has served as our independent auditors since 2000. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Stockholder ratification of our independent auditors is not required under Delaware law or under our Sixth Restated Certificate of Incorporation or our Amended and Restated By-Laws. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent auditors for the current fiscal year ending December 31, 2007, our Audit Committee will evaluate what would be in our best interests and our stockholders and consider whether to select new independent auditors for the current fiscal year or for future fiscal years. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers to audit our books and accounts for the fiscal year ending December 31, 2007.

PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS

Audit fees

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2006, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with Securities Act filings and the audit of management’s assertion as to the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, were $956,000.

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2005, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with Securities Act filings and the audit of management’s assertion as to the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, were $856,000.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above, were $48,000 for the fiscal year ended December 31, 2006 and $810,000 for the fiscal year ended December 31, 2005. Such services for fiscal 2006 are attributable to the audit of financial statements in connection with our acquisition of 21 East Entertainment Limited, an entertainment provider in China. Such services for fiscal 2005 include advisory services with respect to our efforts to enhance effective internal controls over financial reporting, due diligence exercises, the audit of financial statements in connection with our acquisition of Go2Map and the audit of segment information.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for U.S. and People’s Republic of China tax compliance, tax advice, and tax planning were $70,125 for the fiscal year ended December 31, 2006 and $198,000 for the fiscal year ended December 31, 2005. Such services for fiscal 2006 consisted of tax planning advisory services, related to our income tax in the U.S. and the People’s Republic of China. Such services for fiscal 2005 consisted of tax planning advisory services, related to our U.S. income tax, and U.S. and People’s Republic of China individual income tax for management and other employees.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers for other services related to the subscription of PricewaterhouseCoopers’ accounting database were $3,084 for the fiscal year ended December 31, 2006. For the fiscal year ended December 31, 2005, there were no other fees billed by PricewaterhouseCoopers for other services rendered to us.

Pre-Approval Process

Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year to be provided by the independent auditors. Thereafter, our Audit Committee’s policy is to pre-approve all such services as it deems advisable. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Audit Committee for consideration at our next regular meeting or, if necessary, by other means of communication. In 2006 and 2005, our Audit Committee pre-approved all services provided by PricewaterhouseCoopers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS.

Miscellaneous

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of ethics is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and can be found on our website at www.sohu.com. In addition, copies of our code of ethics may be obtained free of charge by writing to Jessica Zhang, Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

Other Matters

Our Board of Directors is not aware of any matter, other than those described above, that may come before the Annual Meeting. However, if any matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Communications with Directors

Our Board of Directors has not established a formal process for stockholders to send communications to our Board of Directors and individual directors. However, the names of all directors are available to stockholders in this Proxy Statement. If we receive any stockholder communication intended for the full Board of Directors or any individual director, we will forward the communication to the full Board of Directors or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Deadline for Receipt of Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2008 Annual Meeting of Stockholders, it must be received by us at Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, Attention: Jessica Zhang, no later than December 29, 2007. Proposals of stockholders intended to be considered at the 2008 Annual Meeting of Stockholders, but not included in our proxy materials for that meeting, must be received by us at the above address no less than 60 days nor more than 90 days prior to that meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, the proposal must be received not more than ten days after the date of the meeting is first announced or disclosed.

Annual Report

A copy of our 2006 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of such Annual Report may obtain one, without charge, by writing or calling Jessica Zhang at Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, telephone (011) 8610-6272-6616, or by e-mail at xinzhang@sohu-inc.com.

Voting Via The Internet or by Telephone

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered directly with The Bank of New York may vote those shares telephonically by calling The Bank of New York at 1-866-474-8637 (within the U.S. and Canada only, toll-free) or at 1-212-785-0078 (outside the U.S. and Canada), or via the Internet at The Bank of New York’s voting Web site (https://www.proxypush.com/sohu).

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by The Bank of New York for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may be able to vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 4 P.M. E.S.T. on June 7, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Householding of Annual Meeting Materials

We participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders of record give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple stockholders in each household. This procedure saves printing and postage costs by reducing duplicative mailings. We will promptly deliver a separate copy of either document to you if you call or write to Jessica Zhang at Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, telephone (011) 8610-6272-6616, or contact Ms. Zhang by e-mail at xinzhang@sohu-inc.com. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address, telephone number, or e-mail address.

By order of our Board of Directors

People’s Republic of China
April 30, 2007

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

PROPOSAL I.	Election of directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

NOMINEES: Dr. Charles Zhang, Mr. Charles Huang, Dr. Dave Qi, Mr. Shi Wang and Dr. Zhonghan Deng
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions”
box and write that nominee’s name in the space provided below.)

*Exceptions	To change your address, please mark this box	☐

PROPOSAL II.	RATIFICATION OF THE APPOINTMENT OF
	PRICEWATERHOUSECOOPERS ZHONG TIAN CPAS LIMITED	FOR	AGAINST	ABSTAIN
	COMPANY AS INDEPENDENT AUDITORS.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Note:
Please sign as your name(s) is (are) shown on the certificates to which the Proxy applies. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

SOHU.COM INC.
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084, People’s Republic of China

Proxy for the Annual Meeting of Stockholders - June 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person or entity signed on the reverse side of this proxy card hereby appoints Dr. Charles Zhang and Ms. Carol Yu and each of them, as proxy or proxies for such person or entity, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the Annual Meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (if no direction is made, this Proxy will be voted FOR Proposals I and II), all of the shares of common stock, par value $0.001 per share, of Sohu.com Inc. standing in the name of such person or entity on April 18, 2007 at the Annual Meeting of Stockholders of Sohu.com Inc. to be held on Friday, June 8, 2007 at 10:00 a.m., Beijing time, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side.)